                                 AMENDED AND RESTATED
                      SEVERANCE AND CHANGE IN CONTROL AGREEMENT


          This Amended and Restated Severance and Change in Control Agreement ("Agreement") made and entered into as of the 8th day of April, 1997, by and between AAR CORP., a Delaware corporation ("Company"), and Philip C. Slapke ("Employee").


WHEREAS, the Company currently employs Employee as an employee at will in the capacity of Vice President-Trading Group; and

WHEREAS, Employee desires the Company to pay Employee certain severance payments upon a Change in Control of AAR CORP. and upon termination of employment prior to a Change in Control; and

WHEREAS, the Company is willing to pay Employee severance payments under certain circumstances if Employee agrees to confidentiality, non-compete and certain other covenants.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and other good and valuable consideration, the parties hereto agree as follows:

1. EMPLOYMENT. Employee will continue employment with the Company as an at will employee subject to the terms and conditions hereinafter set forth.

2.   DUTIES.  During the continuation of his employment, Employee shall:

     (a) well and faithfully serve the Company and do and perform assigned duties and responsibilities in the ordinary course of his employment and the business of the Company (within such limits as the Company may from time to time prescribe), professionally, faithfully and diligently.

     (b) devote his full time, energy and skill to the business of the Company and his assigned duties and responsibilities, and to the promotion of the best interests of the Company; provided that Employee shall not (to the extent not inconsistent with Section 4 below) be prevented from (a) serving as a director of any corporation consented to in advance in writing by the Company, (b) engaging in charitable, religious, civic or other non-profit community activities, or (c) investing his personal assets in such form or manner as will not require any substantial services on his part in the operation or affairs of the business in which such investments are made or which would detract from or interfere or cause a conflict of interest with performance of his duties hereunder.

     (c) observe all policies and procedures of the Company in effect from time to time applicable to employees of the Company including, without limitation, policies with respect to employee loyalty and prohibited conflicts of interest.

3.   CONFIDENTIAL INFORMATION, ASSIGNMENT OF INVENTIONS.

     (a) Employee acknowledges that the trade secrets, confidential information, secret processes and know-how developed and acquired by AAR CORP. and its affiliates or subsidiaries (together the "Affiliated Companies") are among their most valuable assets and that the value of such information may be destroyed by unauthorized disclosure. All such trade secrets, confidential information, secret processes and know-how imparted to or learned by Employee in the course of his employment with respect to the business of the Affiliated Companies (whether acquired before or after the date hereof) will be deemed to be confidential and will not be used or disclosed by Employee, except to the extent necessary to perform his duties and, in no event, disclosed to anyone outside the employ of the Affiliated Companies and their authorized consultants and advisors, unless (i) such information is or has been made generally available to the public, (ii) disclosure of such information is required by law in the opinion of Employee's counsel (provided that written notice thereof is given to Company as soon as possible but not less than 24 hours prior to such disclosure), or (iii) express written authorization to use or disclose such information has been given by the Company. If Employee ceases to be employed by the Company for any reason, he shall not take with him any electronically stored data, documents or other papers containing or reflecting trade secrets, confidential information, secret processes, know-how, or computer software programs. Employee acknowledges that his employment hereunder will place him in a position of utmost confidence and that he will have access to confidential information concerning the operation of the business of the Affiliated Companies, including, but not limited to, manufacturing methods, developments, secret processes, know-how, computer software programs, costs, prices and pricing methods, sources of supply and customer names and relations. All such information is in the nature of a trade secret and is the sole and exclusive property of the Affiliated Companies and shall be deemed confidential information for the purposes of this paragraph.

     (b) Employee hereby assigns to the Company all rights that Employee may have as author, designer, inventor or otherwise as creator of any written or graphic material, design, invention, improvement, or any other idea or thing whatever that Employee may write, draw, design, conceive, perfect, or reduce to practice during employment with the Company or within 120 days after termination of such employment, whether done during or outside of normal work hours, and whether done alone or in conjunction with others ("Intellectual Property"), provided, however, that Employee reserves all rights in anything done or developed entirely by Employee on Employee's own personal time and without the use of any Company equipment, supplies, facilities or information, or the participation of any other Company employee, unless it relates to the Company's business or reasonably anticipated business, or grows out of any work performed by Employee for the Company. Employee will promptly disclose all such Intellectual Property developed by Employee to the Company, and fully cooperate at the Company's request and expense in any efforts by the Company or its assignees to secure protection for such Intellectual Property by way of domestic or foreign patent, copyright, trademark or service mark registration or otherwise, including executing specific assignments or such other documents or taking such further action as may be considered necessary to vest title in Company or its assignees and obtain patents or copyrights in any and all countries.

4.   NON-COMPETE; SEVERANCE.

     (a) Employee agrees that during his continuation of employment with the Company and for one (1) year thereafter so long as the Company makes the severance payments to Employee pursuant to subsections 4(b) or 4(c) below, he shall not, without the express written consent of the Company, either alone or as a consultant to, or partner, employee, officer, director, or stockholder of any organization, entity or business, (i) take or convert for Employee's personal gain or benefit or for the benefit of any third party, any business opportunities which may be of interest to the Company or any Affiliated Company which Employee becomes aware of during the term of his employment; (ii) engage in direct or indirect competition with the Company or any Affiliated Company within 100 miles of any location within the United States of America or any other country where the Company or any Affiliated Company does business from time to time during the term hereof;
             (iii) solicit in connection with any activity which is competitive with any of the businesses of the Company or any Affiliated Company, any customers of the Company or any Affiliated Company;
             (iv) solicit for employment any sales, marketing or management employee of Company or any Affiliated Company or induce or attempt to induce any customer or supplier of the Company or any Affiliated Company to terminate or materially change such relationship. Company and Employee acknowledge the reasonableness of the foregoing covenants not to compete and non-solicitation, including but not limited to the geographic area and duration of time which are a part hereof, and further, that the restrictions stated in this Section 4 are reasonably necessary for the protection of Employer's legitimate proprietary interests. This covenant not to compete may be enforced with respect to any geographic area in which the Company or any Affiliated Company does business during the term hereof. Nothing herein shall prohibit Employee from being the legal or equitable holder, solely for investment purposes, of less than 5% of the capital stock of any publicly held corporation which may be in direct or indirect competition with the Company or any Affiliated Company.

     (b) Upon termination of Employee's employment by the Company prior to a Change in Control (as defined in 6(c)(i) below) for any reason other than Cause (as defined in 6(c)(iv) below), the Company will pay Employee severance each month for 12 months ("Severance Period"), in an amount (subject to applicable withholding) equal to 1/12 of Employee's base salary; and, further, the Company will pay Employee a PIP bonus award in accordance with and subject to the terms and conditions of Employee's PIP in a lump sum at the time any such PIP bonuses are payable under the PIP or at such time as the Severance Period is complete, whichever is later (with interest at prime rate plus one percentage point from the earlier of such dates), for any PIP bonuses earned (1) in the completed fiscal year preceeding termination but not due and payable prior to termination, and (2) prorata for the period prior to termination of emloyment in any partial PIP fiscal year based on Employee's performance against Employee's PIP during such partial period; provided, however, that (i) all such monthly payment obligations shall terminate immediately upon Employee obtaining full time employment in a comparable position in terms of salary level, and (ii) all such payment obligations shall terminate or lapse immediately upon any breach by Employee of Section 3 or 4(a) of this Agreement or if Employee shall commence any action or proceeding in any court or before any regulatory agency arising out of or in connection with termination of his employment.

     (c) If Employee terminates his employment or Employee's employment is terminated by the Company for Cause (as defined below), the Company may elect (but is not required to), by written notice thereof to Employee, within five (5) days of any such termination of Employee's employment with the Company prior to a Change in Control (as defined below), to pay Employee severance as provided in and subject to the provisions of subsection 4(b) above.

     (d) Employee may terminate this Severance and Change in Control Agreement effective immediately upon notice thereof in writing to Company at any time while still employed within a sixty (60) calendar day period immediately following the effective date of any reduction by Company in (i) Employee's level of responsibility or position from that held by Employee as Vice President-Trading Group on the effective date of this Agreement, or (ii) Employee's level of compensation, including retirement benefits in effect immediately prior to any such change.

     (e) If at any time, any clause or portion of this Section 4 shall be deemed invalid or unenforceable by the laws of the jurisdiction in which it is to be enforced by reason of being vague or unreasonable as to duration, geographic scope, nature of activities restricted, or for any other reason, this provision shall be considered divisible as to such portions and the foregoing restrictions set forth in 4(a) shall become and be immediately amended to include only such duration, scope or restriction and such event as shall be deemed reasonable and enforceable by the court or other body having jurisdiction to enforce this Agreement; and the parties hereto agree that the restrictions, as so amended, shall be valid and binding as though the invalid or unenforceable portion had not been involved herein.

     (f) The Employee acknowledges and agrees that the Company would be irreparably harmed by violations of Section 3 or Section 4(a) above, and in recognition thereof, the Company shall be entitled to an injunction or other decree of specific performance with respect to any violation thereof (without any bond or other security being required) in addition to other available legal and equitable remedies.

5.   TERMINATION OF EMPLOYMENT.

     (a) Upon and after termination of employment howsoever arising, Employee shall, upon request by Company:

             (1) immediately return to the Company all correspondence, documents, business calendars/diaries, or other property belonging to the Company which is in his possession,

             (2) immediately resign from any office Employee holds with the Company or any Affiliated Company; and

             (3) cooperate fully and in good faith with the Company in the resolution of all matters Employee worked on or was involved in during Employee's employment with the Company.
                    Employee's cooperation will include reasonable consultation by telephone. Further, in connection therewith, Employee will, at Company's request upon reasonable advance notice and subject to Employee's availability, make himself available to Company in person at Company's premises, for testimony in court, or elsewhere; provided, however, that in such event, Company shall reimburse all Employee's reasonable expenses and pay Employee a reasonable per diem or hourly stipend.

6.   CHANGE IN CONTROL.

     (a)     In the event (i) a Change in Control of AAR CORP. occurs, and (ii)
             (A) at any time during the 24 month period commencing on the date of the Change in Control the Company terminates Employee's employment for other than Cause or Disability, or Employee terminates his employment for Good Reason, in either case by written notice to the other party (including the particulars thereof), and having given the other party the opportunity to be heard with respect thereto, or (B) Employee's employment with the Company terminates for any reason other than Disability or death during the 30 day period commencing on the expiration of the aforementioned 24 month period, and (iii) neither incumbent in the positions of Chief Executive Officer or Chief Operating Officer of the Company on the effective date hereof 1 is Chief Executive Officer of the Company at the time of such termination of employment, then:

             (1) the Company shall promptly pay to Employee in a lump sum (A) all base salary earned through the date of termination, (B) any cash bonus earned by Employee for the fiscal year of the Company most recently ended prior to the date of termination to the extent unpaid on the date of termination, (C) a prorata portion of the cash bonus Employee would have earned had he been employed by the Company on the last day of the fiscal year in which the date of termination occurs (assuming all performance targets have been met) that is applicable to the period commencing on the first day of such fiscal year and ending on the date of termination, and (D) any and all other benefits and amounts earned by Employee prior to the date of termination to the extent unpaid, all subject to applicable withholding.

             (2) The Company shall promptly pay to Employee in a lump sum, a cash payment in an amount equal to three times Employee's total compensation (base salary plus cash bonus) for either the fiscal year of the Company most recently ended prior to the date of termination, or the preceding fiscal year, whichever is the highest total compensation, or such lesser amount as Employee may elect to take, subject to applicable withholding. Employee may elect to take payment of any amounts on a schedule of his own choosing; provided that such schedule shall be completed no later than three years from the date of Employee's termination of employment.

             (3) Employee and his dependents shall continue to be covered by, and receive benefits in accordance with the terms of, all of the Company's medical, dental and life insurance plans for three years following the date of termination, and at no less than the levels he and his dependents were receiving immediately prior to the Change in Control. Employee's dependents shall be entitled to continued coverage pursuant to the preceding sentence for the balance of such three year period in the event of Employee's death during such period. The period during which Employee and his dependents are entitled to continuation of group health plan coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall commence on the date next following the expiration of the aforementioned three year period.

             (4) Employee shall receive an additional retirement benefit, over and above that which Employee would normally be entitled to under the Company's retirement plans or programs applicable to Employee, equal to the actuarial equivalent of the additional amount that Employee would have earned under such retirement plans or programs had he accumulated three additional continuous years of service. Such amount shall be paid to Employee in a cash lump sum payment at his normal retirement age, as defined in the AAR CORP. Retirement Plan or any successor plan. Alternatively, Employee may elect to receive such payment at his early retirement age, as defined in the AAR CORP. Retirement Plan or any successor plan, with a corresponding actuarial reduction in the amount of such payment, based upon the earlier date of such payment.

             (5) The Company, at its expense, shall provide Employee with outplacement services of a nationally recognized outplacement firm until the earlier of (a) the Employee's attainment of employment, or (b) the date eighteen (18) months from the date of Employee's termination of employment; provided, however, that the cost of such outplacement services shall not exceed 10% of Employee's annual base salary.

     (b) In the event that a Change in Control has occurred, both for purposes of this Agreement and for purposes of the AAR CORP. Stock Benefit Plan, as amended ("Plan"), whether or not such Change in Control has the prior written approval of a majority of the Continuing Directors (as defined in the Plan), and notwithstanding any conditions or restrictions contained in any agreement between the Company and Employee related to any Award granted to Employee under the Plan, all Options or Limited Rights, or both, granted to Employee under the Plan will become immediately exercisable, and all restrictions on Restricted Stock granted to Employee under the Plan will immediately lapse.

     (c)     For purposes of this Agreement

             (i)    "Change in Control" means the earliest of:

                    (1) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act), of more than 20% of the outstanding capital stock of the Company entitled to vote for the election of directors;

                    (2) the commencement by an entity, person, or group (other than the Company or a subsidiary of the Company) of a tender offer or an exchange offer for more than 20% of the outstanding voting stock of the Company;

                    (3) the effective time of (i) a merger or consolidation or other business combingation of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock;

                    (4) the election over any period of time to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of (i) three directors, or (ii) directors constituting a majority of the number of directors of the Company then in office; or

                    (5) the occurrence of any arrangement or understanding relating to the Company which would give rise to a filing requirement with the Securities and Exchange Commission pursuant to Rule 14f-1 of the Exchange Act Rules under the Securities Exchange Act of 1934.

             (ii)   "Good Reason" means:

                    (1) a material reduction in the nature or scope of Employee's duties, responsibilities, authority, power or functions from those enjoyed by Employee immediately prior to the Change in Control, or a material reduction in Employee's compensation (including benefits), occurring at any time during the two-year period immediately after the Change in Control; or

                    (2) a good faith determination by Employee that as the result of a Change in Control and a material change in employment circumstances at any time during the immediate two year period after the Change in Control, he is unable to carry out his assigned duties and responsibilities in a manner consistent with the practices, standards, values or philosophy of the Company immediately prior to the Change in Control; or

                    (3) a relocation of the primary place of employment of at least 100 miles.

             (iii)  "Disability" means:

                    (1) a physical or mental condition which has prevented Employee from substantially performing his assigned duties for a period of 180 consecutive days and which is expected to continue to render Employee unable to substantially perform his duties on a full-time basis and otherwise meets the benefit eligibility requirements of the Company's Long Term Disability Welfare Benefit Plan. The Company will make reasonable accommodation for any handicap of Employee as may be required by applicable law.

                    In the event of termination by the Company for Disability after a Change in Control, a good faith determination of the existence of a Disability shall be made by resolution of the Compensation Committee of the Board of Directors of the Company, in its sole discretion, setting forth the particulars of the Disability which shall be final and binding upon the Employee. The Company may require the submission of such medical evidence as to the condition of the Employee as it may deem necessary in order to arrive at its determination of the occurrence of a Disability, and Employee will cooperate in providing any such information. Employee will be provided with reasonable opportunity to present additional medical evidence as to the medical condition of Employee for consideration prior to the Board making its determination of the occurrence of a Disability.

                    Upon termination of Employment by Company for Disability after a Change in Control, Employee will receive Disability payments pursuant to the Company's short and long term Disability welfare benefit plans then in effect according to the terms of such plans and continue to be eligible to participate in the Company's medical, dental and life insurance programs then in effect and available to officers of the Company in accordance with their terms for a period of 3 years from the date of such termination of this Agreement.

             (iv)   "Cause" means:

                    (1) Employee engages, during the performance of his duties hereunder, in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance;

                    (2) Employee intentionally disobeys or disregards a lawful and proper direction of the Board or the Company; or

                    (2) Employee materially breaches the Agreement and such breach by its nature, is incapable of being cured, or such breach remains uncured for more than 10 days following receipt by Employee of written notice from the Company specifying the nature of the breach of the

                    Agreement that involves inattention by Employee to his duties under the Agreement shall be deemed a breach capable of cure.

               Without limiting the generality of the foregoing, the following shall not constitute Cause for the termination of the employment of Employee or the modification or diminution of any of his authority hereunder:

               (1) any personal or policy disagreement between Employee and the Company or any member of the Board; or

               (2) any action taken by Employee in connection with his duties hereunder, or any failure to act, if Employee acted or failed to act in good faith and in a manner he reasonably believed to be in and not opposed to the best interest of the Company and he had no reasonable cause to believe his conduct was unlawful, or

               (3) termination of Employee's employment for overall unsatisfactory performance (including, but not limited to, failure to meet financial goals).

               Termination for Cause shall be limited to a good faith finding by resolution of the Compensation Committee of the Board, setting forth the particulars thereof. Any such action shall be taken at a regular or specially called meeting of the Compensation Committee of the Board, after a minimum 10 days notice thereof to Employee, with termination of Employee's employment with the Company for Cause listed as an agenda item. Employee will be given a reasonable opportunity to be heard at such meeting with counsel present if Employee desires. Any such resolution shall be final and binding.

               Upon termination of employment by the Company for Cause, no further compensation or benefits shall accrue or be payable to Employee by the Company, except for any compensation, bonus or other benefits which have accrued to Employee prior to the date of any such termination.

               Nothing herein shall be construed to prevent the Company from terminating Employee's employment at any time for any reason or for no reason.

     (d) The Company will pay reasonable legal/attorney's fees incurred by Employee in connection with enforcement of any right or benefit under this Section 6.

7. CHANGES IN BUSINESS. The Company, acting through its Board of Directors, will at all times have complete control over the Company's business and retirement and other employee health and welfare benefit plans ("Plans"). Without limiting the generality of the foregoing, the Company may at any time or times change or discontinue any or all of its present or future operations or Plans (subject to their terms), may close or move any one or more of its divisions or offices, may undertake any new servicing or sales operation, may sell any one or more of its divisions or offices to any company not controlled, directly or indirectly, by the Company or may take any and all other steps which its Board of Directors, in its exclusive judgment, shall deem desirable, and Employee shall have no claim or recourse against the Company, its officers, directors or employees, by reason of such action except for enforcement of the provisions of Section 4 and 6 of this Agreement.

8. SEVERANCE PAYMENT AS SOLE OBLIGATION. Except as expressly provided in Sections 4 and 6 above, no further compensation, payments, liabilities or benefits shall accrue or be payable to Employee upon or as a result of termination of Employee's employment for any reason whatsoever except for any compensation, bonus or other benefits which accrued to Employee prior to the date of employment termination.

     The amounts paid to the Employee under Section 4 and 6 of this Agreement shall be considered severance pay in consideration of past services Employee has rendered to the Company and in consideration of Employee's continued service from the date hereof to entitlement to those payments.

9. NOTICES. Any notice or other instrument or thing required or permitted to be given, served or delivered to any of the parties hereto shall be delivered personally or deposited in the United States mail, with proper postage prepaid, telegram, teletype, cable or facsimile transmission to the addresses listed below:

     (a)  If to the Company, to:

               AAR CORP.
               1100 N. Wood Dale Road
               Wood Dale, Illinois   60191
               Attention:  Chairman

          With a copy to:

               AAR CORP.
               1100 N. Wood Dale Road
               Wood Dale, Illinois   60191
               Attention:  General Counsel

     (b)  If to Employee, to:

               Philip C. Slapke
               10 Walnut Lane
               S. Barrington, IL   60010

     or to such other address as either party may from time to time designate by notice to the other. Each notice shall be effective when such notice and any required copy are delivered to the applicable address.

10.  NON-ASSIGNMENT.

     (a) The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Employee, and any attempted unpermitted assignment shall be null and void and without further effect; provided, however, that, upon the sale or transfer of all or substantially all of the assets of the Company, or upon the merger by the Company into or the combination with another corporation or other business entity, or upon the liquidation or dissolution of the Company, this Agreement will inure to the benefit of and be binding upon the person, firm or corporation purchasing such assets, or the corporation surviving such merger or consolidation, or the shareholder effecting such liquidation or dissolution, as the case may be. After any such transaction, the term Company in this Agreement shall refer to the entity which conducts the business now conducted by the Company. The provisions of this Agreement shall be binding upon and inure to the benefit of the estate and beneficiaries of Employee and upon and to the benefit of the permitted successors and assigns of the parties hereto.

     (b) The Employee agrees on behalf of himself, his heirs, executors and administrators, and any other person or person claiming any benefit under him by virtue of this Agreement, that this Agreement and all rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee or by any beneficiary, heir, executor, administrator or other person claiming under the Employee by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempted assigned, transfer, pledge or hypothecation or any other disposition of this Agreement or of such rights, interests and benefits contrary to the foregoing provisions or the levy or any execution, attachment or similar process thereon shall be null and void and without further effect.

11. SEVERABILITY. If any term, clause or provision contained herein is declared or held invalid by any court of competent jurisdiction, such declaration or holding shall not affect the validity of any other term, clause or provision herein contained.

12. CONSTRUCTION. Careful scrutiny has been given to this Agreement by the Company, Employee, and their respective legal counsel. Accordingly, the rule of construction that the ambiguities of the contract shall be resolved against the party which caused the contract to be drafted shall have no application in the construction or interpretation of this Agreement or any clause or provision hereof.

13. ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties and supersede all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof.

14. WAIVER. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing signed by Employee and an authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflicts of law principles.

16. EXECUTION. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and which shall constitute but one and the same Agreement.

WITNESS the due execution of this Agreement by the parties hereto as of the day and year first above written.

Employer:

AAR CORP.



By:/s/ David P. Storch
   ----------------------

Title:  President

Employee:



/s/ Philip C. Slapke
-------------------------
Philip C. Slapke





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


                                                            ATTACHMENT 2

                                 OUTLINE OF TERMS OF
                      SEVERANCE AND CHANGE IN CONTROL AGREEMENT


EMPLOYMENT:

-    Continuation of at-will employment relationship.

DUTIES:

- Obligation of loyalty and commitment to perform assigned duties professionally, faithfully and diligently on a full time basis and observe all Company policies.

CONFIDENTIAL INFORMATION:

- Employee agrees to treat Company information (and that of Affiliated Companies) in a confidential manner and not to disclose such to third parties without authorization.

ASSIGNMENT OF INVENTIONS:

- Employee agrees to disclose and assign intellectual property rights (inventions and copyrightable material conceived, made or written during the term of employment to Company.

NON-COMPETE COVENANT:

- Employee agrees not to compete with Company (or Affiliated Companies) or solicit employees during employment and for a period of 12 months thereafter so long as the Company pays severance to Employee or is excused from doing so due to Employee's breach of the confidentiality/non-compete covenants of the Agreement or the commencement of any action by Employee against Company for termination of employment.

TERMINATION OF EMPLOYMENT/SEVERANCE:

- If Employee's employment is terminated by Company for any reason other than Cause prior to a Change in Control of AAR CORP., Company will pay 12 months severance to Employee; the covenant not to compete will not be enforceable if Company is in default of its obligation to pay severance. Company may elect to pay severance to Employee upon Employee's termination of employment or if he is terminated by Company for Cause.

- No severance is payable in the event Employee breaches the non-compete covenants or commences any legal proceeding against the Company for termination of employment.

TERMINATION OF AGREEMENT:

- Employee may terminate the Agreement upon notice in writing to Company within sixty (60) days after any reduction in employee's level of responsibility or position from that held on the effective date or level of compensation, including retirement benefits.

CHANGE IN CONTROL:

-    In the event of (1) a Change in Control (as defined in the Agreement) and
     (2) termination of employment within 2 years thereafter by Company for other than Cause or Disability (as defined in the Agreement), or Employee terminates employment for Good Reason (as defined in the Agreement), and
     (3) neither the CEO nor COO in office on the effective date are CEO at the time of such termination of employment, the Company will

     -    pay Employee three (3) years severance

     -    continue medical, dental and life insurance for three (3) years

     - provide a supplemental retirement benefit which is based on three additional years of credited service

CHANGES IN COMPANY'S BUSINESS OR RETIREMENT/HEALTH & WELFARE PLANS:

- Company reserves right to manage/change/terminate its businesses and retirement and employee health and welfare plans.




THIS IS AN OUTLINE OF TERMS ONLY. PLEASE REFER TO AGREEMENT FOR ACTUAL TERMS AND CONDITIONS WHICH SHALL BE CONTROLLING



                                          15